UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2015 (November 3, 2015)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32997	86-0879278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Lake Carolyn Parkway, Suite 600

Irving, Texas, 75039

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                  Entry into a Material Definitive Agreement.

Sixth Amendment to Credit Agreement

On and effective as of November 3, 2015 (the “Closing Date”), Magnum Hunter Resources Corporation (the “Company”) entered into the Sixth Amendment to Credit Agreement (the “Sixth Amendment”) amending the Fourth Amended and Restated Credit Agreement, dated as of October 22, 2014, by and among the Company, as borrower, the lenders and guarantors party thereto, and Bank of Montreal, as administrative agent (as previously amended, the “Credit Facility”). The Sixth Amendment was entered into by and among (i) the Company, as borrower, (ii) the guarantors party thereto, (iii) certain holders of the Company’s Senior Notes (as defined below) and certain holders of the loans outstanding pursuant to the Company’s Second Lien Term Loan Agreement (as defined below), as lenders (collectively, the “New First Lien Lenders”), (iv) Bank of Montreal, as administrative agent and (v) Cantor Fitzgerald Securities, as loan administrator.

The Sixth Amendment amended the Credit Facility (as so amended, the “Refinancing Facility”) to, among other things, (i) assign amounts outstanding of approximately $5 million under the Credit Facility, in the form of a single tranche of term loans, to the New First Lien Lenders, (ii) cash collateralize certain outstanding letters of credit issued under the Credit Facility in an aggregate amount of approximately $39 million and (iii) provide the Company with an additional new term loan in the aggregate principal amount of approximately $16 million, which was funded in full by the New First Lien Lenders on the Closing Date.  The new $16 million term loan will be used by the Company for general corporate purposes and to pay certain transaction-related fees and expenses.

As a result of the Sixth Amendment, (i) the New First Lien Lenders became the lenders under the Refinancing Facility, (ii) the Credit Facility was restructured from a senior secured revolving credit facility to a senior secured term loan facility represented by the Refinancing Facility and (iii) the aggregate amounts outstanding under the Refinancing Facility as of the Closing Date totaled approximately $60 million. The Refinancing Facility constitutes a term loan secured by a first priority lien and security interest in favor of the New First Lien Lenders on the same type and amount of collateral as that required as collateral under the terms of the Credit Facility.  Furthermore, the Refinancing Facility includes an uncommitted incremental credit facility for up to an additional $10 million aggregate principal amount of term loans to be provided to the Company, if and to the extent requested by the Company and agreed to by a specified percentage of the New First Lien Lenders.

The Refinancing Facility is due and payable on the earlier of: (a) December 30, 2015, (b) in the case of an event of default under the Refinancing Facility, the acceleration of the payment of the term loans under the Refinancing Facility, as determined by the requisite percentage of the New First Lien Lenders or (c) the filing of a Chapter 11 case (or cases) by the Company or any of its subsidiaries.  The term loans under the Refinancing Facility bear interest at the Company’s option at either the London Interbank Offered Rate, plus an applicable margin of 4.0%, or a specified prime rate of interest, plus an applicable margin of 3.0%.  Other than certain financial covenants that were removed, the Refinancing Facility contains the same covenants as the Credit Facility prior to execution of the Sixth Amendment, subject to customary adjustments consistent with financings of this type and duration.  In addition, the Refinancing Facility contains reporting and budgetary requirements consistent with financings of this type and duration.  Such budgetary requirements include a cumulative budget variance covenant tested every other week, in accordance with the terms of the Refinancing Facility.

The Refinancing Facility contains restrictions on the sale of assets by the Company and its restricted subsidiaries, which restrictions, among other things, prohibit (i) the Company from selling its equity ownership interests in Eureka Hunter Holdings, LLC (the “EHH Interests”) and (ii) the Company and its restricted subsidiaries from engaging in certain farm-outs of undeveloped acreage, without, in each case, first obtaining the requisite consent of the New First Lien Lenders.  Additionally, the Refinancing Facility contains a standstill on any marketing by the Company of the sale of the EHH Interests, other than with bidders that contact the Company without prior solicitation and other than any bidders that have already been engaged in such marketing efforts with the Company as of the Closing Date.

The foregoing description of the Sixth Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Sixth Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Forbearance Agreement under Senior Notes Indenture

In connection with the execution of the Refinancing Facility, on November 3, 2015, the Company and the holders of the Company’s Senior Notes that entered into the Refinancing Facility (the “New Senior Notes Lenders”) entered into a Forbearance Agreement (the “Forbearance Agreement”) whereby the New Senior Notes Lenders agreed to forbear during the Forbearance Period (as defined below) from exercising any remedies as a result of any default, Default or Event of Default under (and as such terms are defined in) the Senior Notes Indenture (as defined below) that are present as a result of: (i) the failure of the Company to make any interest payment otherwise due under the Senior Notes, (ii) a breach of the debt incurrence covenant under the Senior Notes Indenture or (iii) the failure of the Company to make any interest payment otherwise due pursuant to the Second Lien Term Loan Agreement (collectively, the “Anticipated Defaults”).  Under the Forbearance Agreement, the New Senior Notes Lenders agreed to forbear from exercising remedies under the Senior Notes Indenture until the earlier of: (a) 11:59 p.m. New York City time on December 30, 2015, (b) an event of default under the Senior Notes Indenture that is not otherwise waived, other than Anticipated Defaults, (c) the occurrence of an event of default under the Refinancing Facility (subject to a grace period of 10 business days and the benefits of any waivers thereof), and (d) the filing of a Chapter 11 case (or cases) by the Company or any of its subsidiaries (the “Forbearance Period”).

Additionally, in the Forbearance Agreement, the New Senior Notes Lenders consented to an amendment to the Senior Notes Indenture, pursuant to a supplemental indenture, which such amendment amends the incurrence of indebtedness covenant in the Senior Notes Indenture to permit the incurrence of the $70 million aggregate principal amount of borrowings under the Refinancing Facility.

The foregoing description of the Forbearance Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Forbearance Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference. As used herein, the term “Senior Notes” means the Company’s 9.75% Senior Notes due 2020, and the term “Senior Notes Indenture” means the indenture governing the Senior Notes.

Second Amendment to Second Lien Term Loan Agreement

In connection with the execution of the Refinancing Facility, on November 3, 2015, the Company entered into a Forbearance Agreement and Second Amendment (the “Second Amendment”) to the Second Lien Credit Agreement, by and among the Company, as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, the lenders party thereto and the agents party thereto (the “Second Lien Term Loan Agreement”). The Second Amendment provides for a forbearance by the lenders under the Second Lien Term Loan Agreement that entered into the Refinancing Facility with respect to exercising remedies regarding any default or event of default that results from the failure of the Company to make any interest payment under the Second Lien Term Loan Agreement, the failure to meet certain financial covenants thereunder, and certain other matters.  The Second Amendment also amends certain other terms of the Second Lien Term Loan Agreement as necessary to permit the Refinancing Facility and to make certain covenants in the Second Lien Term Loan Agreement consistent with the revised covenants in the Refinancing Facility. The covenants under the Second Lien Term Loan Agreement otherwise remain substantially the same, subject to customary adjustments for such financings described herein.

Under the Second Amendment, the lenders under the Second Lien Term Loan Agreement that entered into the Refinancing Facility agreed to forbear from exercising remedies under the Second Lien Term Loan Agreement with respect to any failure by the Company to make the October 30, 2015 interest payment under the Second Lien Term Loan Agreement and certain other defaults and events of default until the earlier of: (a) December 30, 2015, (b) the occurrence of an event of default under the Refinancing Facility, which such event of default is not cured or waived in accordance with the terms of the Refinancing Facility within 10 business days, (c) the occurrence of any event of default under the Second Lien Term Loan Agreement, and (d) the filing of a Chapter 11 case (or cases) by the Company or any of its subsidiaries.

The foregoing description of the Second Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Second Amendment, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 2.03                                  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated into this Item 2.03 by reference.

ITEM 7.01           Regulation FD Disclosure.

Beginning in October 2015, the Company commenced discussions and negotiations with legal and financial advisors to certain lenders under the Company’s Second Lien Term Loan Agreement (the “Second Lien Lenders”) and legal and financial advisors to certain holders of the Company’s Senior Notes (the “Noteholders”), as well as such Second Lien Lenders and Noteholders themselves, regarding a potential financing or restructuring transaction involving the Company.  The Company and the Company’s legal and financial advisors met initially with the Second Lien Lenders, the Noteholders and their advisors on October 19, 2015 to provide relevant background and context for the discussions and negotiations.  Subsequent to such meeting, the advisors to the Second Lien Lenders and the Noteholders conducted due diligence and engaged in discussions and negotiations with the Company and its advisors.  The Company, the Second Lien Lenders and the Noteholders plan to continue discussions as deemed necessary or advisable by them after the closing of the Refinancing Facility.

Prior to any discussions, the Second Lien Lenders and the Noteholders entered into confidentiality agreements with the Company.  The confidentiality agreements required that the Company publicly disclose subsequent to the closing of an applicable financing transaction all material non-public information regarding the Company provided to the Second Lien Lenders and the Noteholders pursuant to the discussions and negotiations described above.

A copy of the October 29, 2015 term sheet relating to the financing transactions described in Item 1.01 of this Current Report on Form 8-K is attached as Exhibit 99.1 to this Current Report on Form 8-K, and a copy of the material non-public information regarding the Company provided to the Second Lien Lenders and the Noteholders, as described above, is attached as Exhibit 99.2 to this Current Report on Form 8-K.

On November 5, 2015, the Company issued a press release announcing the transactions set forth under Item 1.01 of this Current Report on Form 8-K.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.3.

The information included in this Current Report on Form 8-K under this Item 7.01 and Exhibits 99.1, 99.2 and 99.3 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01             Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Sixth Amendment to Credit Agreement, dated as of November 3, 2015, to the Fourth Amended and Restated Credit Agreement, dated as of October 22, 2014, by and among the Company, as borrower, the lenders and guarantors party thereto, and Bank of Montreal, as administrative agent.

10.2	Forbearance Agreement, dated as of November 3, 2015, by and among the Company and certain holders of the Company’s unsecured bonds party thereto.
10.3

Forbearance Agreement and Second Amendment, dated as of November 3, 2015, to the Second Lien Term Loan Agreement, dated as of October 22, 2014, by and among the Company, as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, the lenders party thereto and the agents party thereto.

99.1	Term Sheet.
99.2	Information provided to certain of the Company’s Second Lien Lenders and Noteholders.
99.3	Press Release.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: November 5, 2015	By:	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer